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FOR IMMEDIATE RELEASE

LIN ZHANG REJOINS AMC ENTERTAINMENT HOLDINGS, INC.

BOARD OF DIRECTORS AS NON-EXECUTIVE CHAIRMAN

LEAWOOD, KANSAS - (December 3, 2019) -- The Board of Directors of AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”) the largest theatrical exhibition company in the world, announced today the appointment of Lin (Lincoln) Zhang as a director of the Company. The AMC Board of Directors has also unanimously elected Mr. Zhang to serve as the new non-executive Chairman of the AMC Entertainment Board of Directors, effective immediately. Mr. Zhang previously was a member of the AMC Board and held the position of AMC’s non-executive Chairman of the Board from August 2012 to March 2018.

Mr. Zhang is one of the most senior executives and a Board director of the Wanda Group, which has been the majority shareholder of AMC since 2012. He recently has been given responsibility for overseeing all of Wanda’s international investments, hence his rejoining the AMC Board.

He succeeds as Board Chairman, Zeng Maojun (John Zeng), President of Wanda Cinemas, who will continue to serve as an AMC board member.

Adam Aron, CEO and President of AMC Entertainment commented, “We are thrilled to welcome Lincoln Zhang back to AMC’s board of directors as our non-executive Chairman.  Lincoln is a terrific colleague and is highly knowledgeable about our industry and company. We again will expect to benefit from his nearly 20 years of experience and always wise counsel, as we seek to further develop the AMC platform to drive greater value for both our guests and our shareholders.”

On his re-appointment to the board and role as non-executive Chairman of the Board, Lincoln Zhang commented, “AMC has become the clear global leader in theatrical exhibition, and I look forward to working again with Adam Aron and my fellow board members, to achieve the targets we have established for AMC’s continued success.”

Mr. Zhang received a bachelor’s degree in accounting from Dongbei University of Finance and Economics and an executive master’s in business administration from Peking University. Mr. Zhang is a non-practicing member of the Chinese Institute of Certified Public Accountants and the China Certified Tax Agents Association.

The full AMC Entertainment Holdings, Inc. Board of Directors now includes:

Adam M. Aron – CEO and President of AMC Theatres

Lloyd Hill – Former CEO of Applebee’s International

Howard W. 'Hawk' Koch, Jr. – Movie producer, principal at The Koch Company, former president of the Academy of Motion Picture Arts and Sciences

Phillip Lader - Senior Advisor to Morgan Stanley Institutional Securities; formerly the U.S. Ambassador to the Court of St. James’s, Chairman of WPP plc, Administrator of the U.S. Small Business Administration, White House Deputy Chief of Staff, Assistant to the President and Deputy Director of the U.S. Office of Management & Budget

Gary F. Locke – Trade consultant and owner of Locke Global Strategies, former Governor of Washington, U.S. Secretary of Commerce, and U.S. Ambassador to the People’s Republic of China

Kathleen M. Pawlus – Retired partner of Ernst and Young, LLP

Anthony J. Saich – Director of the Ash Center for Democratic Governance and Innovation as well as Daewoo Professor of International Affairs at Harvard University’s Kennedy School of Government

Adam J. Sussman – GM of Direct Digital and Geographies at Nike, Inc.

Lee E. Wittlinger – Managing Director of Silver Lake

Mao Jun (John) Zeng – President of Wanda Cinemas

Lin (Lincoln) Zhang, - President of Wanda Culture Group

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with more than 1,000 theatres and more than 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 12 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

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